360 FUNDS 485BPOS

Exhibit 99(p)(9)

Compliance Policies and Procedures Manual

XI.	CODE OF ETHICS

CODE OF ETHICS

A.	Introduction

This is the Code of Ethics (the “Code”) of Winthrop Capital Management, LLC (the “Company”). The Company’s Policies on Insider Trading and Personal Securities Transactions are included in the Code.

Important Considerations About This Code:

1.	Terms in boldface have special meanings as used in this Code.

2.	All Access Persons must complete three Reporting Forms under this Code. Additional information regarding these Reporting Forms can be found below. Copies of the Reporting Forms are included at the end of the Code or copies can be obtained from the Chief Compliance Officer.

3.	The Chief Compliance Officer has the authority to grant written waivers of the provisions of this Code in appropriate instances. However:

a)	the Company expects that waivers will be granted only in rare instances, and

b)	Some provisions of the Code that are mandated by law cannot be waived.

4.	For purposes of this Code, all shareholders or other beneficial owners of the Company are considered an Associated Person of the Company.

5.	The Company’s management will review the terms and provisions of this Code at least annually and make amendments as necessary. Any amendments will be distributed to all Associated Persons of the Company, and each Associated Person must provide in writing their receipt, understanding and acceptance of the changes.

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6.	All Associated Persons are required to sign an Agreement to abide by the Company’s Code of Ethics and certify annual compliance with the Code.

7.	If there is any doubt or uncertainty about what this Code requires or permits, ask the Chief Compliance Officer.

B.	General Principles

1.	The Company or its Associated Persons must:

a)	Act with integrity, competence, diligence, respect and in an ethical manner with the public, clients, prospective clients, employers, employees, colleagues in the investment profession, and other participants in the global capital markets.

b)	Place the integrity of the investment profession and the interest of clients above their own personal interests.

c)	Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities.

d)	Practice and encourage others to practice in a professional and ethical manner that will reflect credit on ourselves and the profession.

e)	Promote the integrity of, and uphold the rules governing capital markets.

f)	Maintain and improve their professional competence and strive to maintain and improve the competence of other investment professionals.

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2.	The Company is a fiduciary for its investment advisory clients. Because of this fiduciary relationship, it is generally improper for the Company or its Associated Person to:

a)	use for their own benefit (or the benefit of anyone other than the client), to the detriment of the client, information about the Company’s trading or recommendations for client accounts; or

b)	Take advantage of investment opportunities that would otherwise be available for the Company’s clients.

Also, as a matter of business policy, the Company wants to avoid even the appearance that the Company, its Associated Persons or others receive any improper benefit from information about client trading or accounts or from our relationships with our clients or with the brokerage community.

The Company expects all Associated Persons to comply with the spirit of the Code, as well as the specific rules contained in the Code.

The Company treats violations of this Code (including violations of the spirit of the Code) very seriously. Violation of either the letter or the spirit of this Code, may result in the Company taking disciplinary measures, including, without limitation, imposing penalties or fines, reducing your compensation, demotion, requiring unwinding of the trade, requiring disgorgement of trading gains, suspending or terminating of employment, or any combination of the foregoing.

Improper trading activity can constitute a violation of this Code. Nevertheless, the Code can be violated by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Individual conduct can violate this Code even if no clients are harmed by such conduct.

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C.	Definitions

These terms have special meanings in this Code of Ethics:

1.	Supervised Person - This term includes non-administrative employees, directors, officers and partners of the Company, as well as any other person occupying a similar status or performing similar functions. The Company may also include in this category all temporary workers, consultants, independent contractors and anyone else designated by the Chief Compliance Officer. For purposes of the Code, such ‘outside individuals’ will generally only be included in the definition of a supervised person, if their duties include access to certain types of information, which would put them in a position of sufficient knowledge to necessitate their inclusion under the Code. The Chief Compliance Officer shall make the final determination as to which of these are considered supervised persons.

2.	Access Person - An Access Person is a Supervised Person who has access to nonpublic information regarding any client’s purchase or sale of securities, is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic. All of the Company’s directors, officers, and partners are presumed to be Access Persons.

3.	Associated Person - For purposes of this Code, all Supervised Persons and Access Persons are collectively referred to as ‘Associated Persons’.

4.	Advisory Client - Any person to whom or entity to which the Company serves an investment adviser, renders investment advice or makes any investment decisions for a fee is considered to be a client.

5.	Beneficial Ownership - Means any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities, including those owned by members of an Access Person’s immediate family living in the Access Person’s household, as defined below.

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6.	Chief Compliance Officer - Gregory J. Hahn, CFA, has been designated as the Chief Compliance Officer. Adam Coons has been designated to perform the functions of Chief Compliance Officer when the named Chief Compliance Officer is not available. For purposes of reviewing the Chief Compliance Officer’s own transactions and reports under this Code, the functions of the Chief Compliance Officer are performed by Adam Coons.

7.	Covered Securities - Means anything that is considered a “security” under the Investment Company Act of 1940.

This is a very broad definition of security. It includes most kinds of investment instruments, including things that you might not ordinarily think of as “securities,” such as:

●	exchange traded funds;

●	options on securities, on indexes and on currencies;

●	investments in all kinds of limited partnerships;

●	investments in foreign unit trusts and foreign mutual funds; and

●	investments in private investment funds and hedge funds.

If there is any question or doubt about whether an investment is considered a security or a Covered Security under this Code, ask the Chief Compliance Officer.

8.	Non-Reportable Securities - Rule 204A-1 does not require Access Persons to report:

a)	Direct Obligations of the US Treasury;

b)	Bankers’ acceptance, Certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements;

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c)	Money market fund shares;

d)	Shares of open end mutual funds, unless the Company or control affiliate acts as the investment adviser or principal underwriter for the fund;

e)	Shares issued by unit investment trusts that are invested exclusively in unaffiliated mutual funds;

f)	Securities held in accounts over which the access person had no direct influence or control; or

g)	Transactions effected pursuant to an automatic investment plan.

9.	Members of the Family/Household Include:

a)	A spouse or domestic partner (unless they do not live in the same household as the Access Person and the Access Person does not contribute in any way to their support);

b)	Children under the age of 18;

c)	Children who are 18 or older (unless they do not live in the same household as the Access Person and the Access Person does not contribute in any way to their support); and

d)	Any of the people who live in the Access Person’s household including: stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, in-laws and adoptive relationships.

D.	Guidelines for Professional Standards

At all times, all Associated Persons must comply with applicable federal securities laws and must reflect the professional standards expected of those engaged in the investment advisory business, and they shall act within the spirit and the letter of federal, state and local laws and regulations pertaining to investment advisers and the general conduct of business. These standards require all personnel to be judicious, accurate, objective and reasonable in dealing with both clients and other parties so that his or her personal integrity is unquestionable.

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1.	All Associated Persons are required to report any violation of the Code, by any person, to the Chief Compliance Officer or other appropriate person of the Company immediately. Such reports will be held in confidence.

a)	Any violation of the Code should first be reported to the Chief Compliance Officer. In the event that matters concern the senior leadership of the firm, including the Chief Compliance Officer or the Chief Investment Officer, any ethical violations should be reported directly to the Securities & Exchange Commission under the Whistleblower provisions of the Dodd- Frank Wall Street Reform & Consumer Protection Act. The employee should put in writing their concerns and all relevant facts, including dates and people involved, related to the violation.

b)	In preparing to report any concern to the SEC, employees are encouraged to include Jeffrey Pratt, an independent advisor to WCM, in the reporting process.

2.	Associated persons must place the interests of Advisory Clients first. All Associated Persons must scrupulously avoid serving their own personal interests ahead of the interests of the Company’s Advisory Clients. In addition, Associated Persons must work diligently to ensure that no client is preferred over any other client.

3.	All Associated Persons are naturally prohibited from engaging in any practice that defrauds or misleads any client, or engaging in any manipulative or deceitful practice with respect to clients or securities.

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4.	No Associated Person may serve on the board of directors of any publicly traded company without prior written permission from the Chief Compliance Officer.

5.	Associated persons must conduct all personal securities transactions in full compliance with this Code. Doubtful situations should be resolved in favor of Advisory Clients and in cooperation with the Chief Compliance Officer. Technical compliance with the Code’s provisions shall not automatically insulate from scrutiny any securities transactions or actions that could indicate a violation of the Company’s fiduciary duties.

6.	Personal transactions in securities by Access Persons must be transacted to avoid even the appearance of a conflict of interest on the part of such personnel with the interests of the Company’s clients. Likewise, Associated Persons must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with the Company at the expense of clients, or that otherwise bring into question the person’s judgment.

7.	The Company has adopted Insider Trading Policies that set parameters to the establishment, maintenance, and enforcement of policies and procedures to detect and prevent the misuse of material and non-public information

8.	Associated persons are prohibited from accepting compensation for services from outside sources without the specific prior written permission of the Chief Compliance Officer.

9.	When any Associated Person faces a conflict or potential conflict between their personal interest and the interests of clients, he or she is required to immediately report the conflict to the Chief Compliance Officer for instructions regarding how to proceed.

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10.	The recommendations and actions of the Company are confidential and private matters. Accordingly, we have adopted a Privacy Policy to prohibit the transmission, distribution or communication of any information regarding securities transactions in client accounts or other non-public information, except to broker/dealers or other bona fide service providers in the ordinary course of business. In addition, no information obtained during the course of employment regarding particular securities (including internal reports and recommendations) may be transmitted, distributed, or communicated to anyone who is not affiliated with the Company, without the prior written approval of the Chief Compliance Officer.

11.	Associated Persons must use reasonable care and judgment to achieve and maintain independence and objectivity in their professional activities. Associated Persons must not offer, solicit, or accept any gift, benefit, compensation, or consideration that reasonably could be expected to compromise their own or another’s independence and objectivity.

12.	No Associated Person may accept or receive on his or her own behalf, or on behalf of the Company, any gift or other accommodation, which has a value in excess of $100.00 from any vendor, broker, securities sales representative, client or prospective client (a “business contact”) – per business contract per year. All gifts or other accommodations, which have a value in excess of $100.00 received by an Associated Persons or their Family/Household from a business contact, must be immediately reported to the Chief Compliance Officer. Reasonable expenses for business dinners and entertainment including tickets to sporting events and concerts are exempt with prior approval from the Chief Compliance Officer.

13.	No Associated Person may give on their own behalf, or on behalf of the Company, any gift or other accommodation to a business contact which has a value in excess of $100.00, without prior written approval from the Chief Compliance Officer.

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Policies regarding gift receipt/giving are not intended to prohibit normal business entertainment or customary meals.

14.	No Associated Person shall intentionally sell to or purchase from a client any security or other property.

No Associated Person shall communicate information known to be false to others (including but limited to clients, prospective clients, and other Associated Persons) with the intention of manipulating financial markets for persons gain.

15.	Political Contributions. Rule 206(4)-5 of the Investment Advisor Act prohibits:

a)	an investment advisor from providing advisory services to a government entity for two years following any donation or contribution to an individual in a position to influence the award of a management contract.

b)	In addition, the rule prohibits an investment advisor and its supervised persons from soliciting or coordinating campaign contributions for candidates or political parties.

c)	In addition, the rule prohibits investment advisors from paying any third-party solicitor, unless the third-party solicitor is an SEC-registered investment advisor who will be subject to similar pay-to-play restrictions.

E.	Personal Trading Policies

1.	General Information. The following policies and procedures apply to all accounts owned or controlled by an Access Person, and any account in which the Access Person has any direct or indirect Beneficial Ownership. These accounts are collectively referred to as “Covered Accounts”. Any account in question should be addressed with the Chief Compliance Officer immediately to determine if it is a covered account. All mutual funds and Exchange Traded Funds are exempt from reporting requirements.

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2.	Reporting Requirements. All Access Persons must file the reports described below, even if there are no holdings, transactions or accounts to list in the reports. Copies of all reporting forms may be obtained from the Chief Compliance Officer.

a)	Initial Holdings Reports (Exhibit “A”). No later than 10 calendar days after an Associated Person becomes an Access Person (or within 10 days of the adoption of this Code if the Associated Person was already an Access Person at the time of its adoption), that Access Person must file an Initial Holdings Report with the Chief Compliance Officer.

The Initial Holdings Report requires that each Access Person list all Covered Accounts on the date the Associated Person became an Access Person. It also requires each Access Person to list all brokers, dealers, and banks holding any accounts, in which the Access Person had direct or indirect Beneficial Ownership, on the date the Associated Person became an Access Person (or on the date this Code was adopted, if the Associated Person was already an Access Person on such date).

This requirement may be satisfied by instructing the custodian for these accounts to send duplicate confirmations and brokerage account statements for the Covered Accounts to the Company, c/o the Chief Compliance Officer, provided all required information is included in the report. Alternatively, Access Persons may submit this information on the Reporting Form provided by the Company.

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Each Associated Person must notify the Chief Compliance Officer of any updates or changes to his or her Covered Accounts within 10 days of such update or change. All information contained in the holding report must be current as of the date no more than 45 days prior to the date the report is submitted.

b)	Quarterly Transaction Reports (Exhibit “B”). No later than 30 calendar days after the end of March, June, September and December each year, each Access Person must file a Quarterly Transaction Report with the Chief Compliance Officer.

The Quarterly Transaction Report requires each Access Person to list all transactions in Covered Accounts during the most recent calendar quarter in which the Access Person had Beneficial Ownership. It also requires the Access Person to list all brokers, dealers and banks holding any Covered Accounts in which such person had direct or indirect Beneficial Ownership during the quarter. This requirement may be satisfied by instructing the custodian for these accounts to send duplicate confirmations and brokerage account statements for the Covered Accounts to the Company, c/o the Chief Compliance Officer provided all required information is included in the report. Alternatively, Access Persons may submit this information on the Reporting Form provided by the Company.

c)	Annual Holdings Reports (Exhibit “C”). By January 31st of each year, each Access Person must file an Annual Holdings Report with the Chief Compliance Officer.

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The Annual Holdings Report requires each Access Person to list all securities in Covered Accounts in which the Access Person had Beneficial Ownership as of December 31st of the previous year. It also requires the Access Person to list all brokers, dealers and banks holding any accounts in which such person had direct or indirect Beneficial Ownership on December 31st of the previous year. This requirement may be satisfied by instructing the custodian for these accounts to send duplicate confirmations and brokerage account statements for the Covered Accounts to the Company, c/o the Chief Compliance Officer, provided all required information is included in the report. Alternatively, Access Persons may submit this information on the Reporting Form provided by the Company. All information contained in the holding report must be current as of the date no more than 45 days prior to the date the report is submitted.

3.	Restricted List. Certain transactions in which the Company engages may require, for either business or legal reasons that any client accounts or proprietary accounts do not trade in certain securities for specified time periods. A security will be designated as “restricted” if the Company is involved in a transaction that places limits on the aggregate position held by the accounts in that security, or if trading in a security should be restricted for any other reason. The Company’s “restricted list” will be maintained by the CCO. It is the employee’s responsibility to determine whether a security is on the Company’s restricted list prior to the execution of any security transactions.

4.	Principal Transactions. Neither the Company nor an employee may engage in principal transactions between a proprietary account and a client account without first obtaining the prior written approval of the CCO and the consent of the client.

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5.	Client Priority. Clients must always receive the best price, in relation to employees, on same day transactions. Employees of the Company must first give priority on all purchases and sales of securities to the Company’s clients, prior to the execution of transactions for their proprietary accounts, and personal trading must be conducted so as not to conflict with the interests of a client. While the scope of such actions cannot be exactly defined, they would always include each of the following prohibited situations:

a)	contemporaneously purchasing the same securities as a client without making an equitable allocation of the securities to the client first, on the basis of such considerations as available capital and current positions, and then to the account of the employee;

b)	knowingly purchasing or selling securities, directly or indirectly, in such a way as to personally injure a client’s transactions;

c)	using knowledge of securities transactions by a client to profit personally, directly or indirectly, by the market effect of such transactions; and

d)	giving to any person information not generally available to the public about contemplated, proposed, or current purchases or sales of securities by or for a client account, except to the extent necessary to effectuate such transactions.

F.	Prohibited and Restricted Transactions

1.	Access Persons may not acquire any Beneficial Ownership in any security (not just Covered Securities) in an initial public offering without first seeking written approval from the Chief Compliance Officer. A Personal Securities Trading Request Form should be used for this purpose (See Exhibit “D”).

2.	Purchases and sales of restricted securities issued by public companies are generally prohibited, unless the Chief Compliance Officer determines that the contemplated transaction will raise no actual potential, or apparent conflict of interest.

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3.	Any Access Person wishing to purchase or sell a security obtained through a private placement, including purchase of any interest in a hedge fund, must first seek written approval by the Chief Compliance Officer. A Personal Securities Trading Request Form should be used for this purpose (See Exhibit “D”). In addition, if an Associated Person who owns a security in a private company knows that the company is about to engage in an IPO, he or she must disclose this information to the Chief Compliance Officer.

4.	Participation in Investment Clubs must be approved in writing the Chief Compliance Officer in advance of any such participation.

G.	Case-by-Case Exemptions.

Because no written policy can provide for every possible contingency, the Chief Compliance Officer may consider granting additional exemptions from the Prohibitions on Trading on a case-by-case basis. Any request for such consideration must be submitted by the Access Person in writing to the Chief Compliance Officer. Exceptions will only be granted in those cases in which the Chief Compliance Officer determines that granting the request will create no actual, potential or apparent conflict of interest.

H.	Pre Clearance for Personal Securities Transactions.

1.	No trading transactions for proprietary accounts may be effected without the prior written approval of the CCO, and any transaction may be cancelled at the end of the day by the CCO and the trade allocated to a client account if determined by the CCO to be required. Lauran Reynolds must similarly approve any trade by the CCO. A Personal Securities Trading Request Form should be used for this purpose in the Form attached to this policy as Exhibit “D”. The CCO shall promptly notify the employee of approval or denial of clearance to trade by indicating such action on the Personal Securities Trading Request Form and returning it to the employee. Notification of approval or denial to trade may be verbally given; however, it shall be confirmed in writing by indicating such action on the Personal Securities Trading Request Form and returning it to the employee within 24 hours of the verbal notification.

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2.	When any employee recommends that a security be bought or sold for a client account, such employee must disclose to the CCO if a position in that security is then held in the employee’s proprietary account. The CCO may restrict such Employee from buying or selling the position from any proprietary account until a specified period of time after the orders for client accounts have been filled and there is no buying or selling program in progress.

I.	Review and Recordkeeping

The CCO shall review personal trading reports for all Access Persons no less than quarterly, and will otherwise take reasonable steps to monitor compliance with, and enforce this Code of Ethics, Evidence of the reviews shall be maintained in the Company’s files. Lauran Reynolds will review the CCO’s personal securities trading reports.

The Company reserves the right to require the Access Person to reverse, cancel, or freeze, at the Access Person’s expense, any transaction or position in a specific security if the Company believes the transaction or position violates its policies or appears improper. The company will keep all such information confidential except as required to enforce this policy or to participate in any investigation concerning violations of applicable law.

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If the Company discovers any trading activity that appears to be in violation of this policy, the CCO, and/or other senior representatives of the Company, will meet with the Access Person to review the findings and discuss additional pertinent information related to the situation. Where necessary, one or more of the following remedial actions may be taken:

a)	Written warning that will be made a permanent part of the Access Person’s record;

b)	Disgorgement of profits;

c)	Monetary fine; and/or

d)	Termination of employment.

J.	Insider Trading Policies

The purpose of these policies and procedures (the “Insider Trading Policies”) is to educate our Associated Persons regarding insider trading, and to detect and prevent insider trading by any person associated with the Company. The term “insider trading” is not defined in the securities laws, but generally, it refers to the use of material, non-public information to trade in securities or the communication of material, non-public information to others.

1.	Prohibited Activities. All Associated Persons of the Company, including contract, temporary, or part-time personnel, or any other person associated with the Company are prohibited from the following activities:

a)	trading or recommending trading in securities for any account (personal or client) while in possession of material, non-public information about the issuer of the securities; or

b)	Communicating material, non-public information about the issuer of any securities to any other person.

The activities described above are not only violations of these Insider Trading Policies, but also may be violations of applicable law.

2.	Reporting of Material, Non-Public Information. Any Associated Person who possesses or believes that she/he may possess material, non-public information about any issuer of securities must report the matter immediately to the Chief Compliance Officer. The Chief Compliance Officer will review the matter and provide further instructions regarding appropriate handling of the information to the reporting individual.

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3.	Definitions

a)	Material Information. “Material information” generally includes:

(i)	any information that a reasonable investor would likely consider important in making his or her investment decision; or

(ii)	Any information that is reasonably certain to have a substantial effect on the price of a company’s securities.

Examples of material information include the following: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

b)	Non-Public Information. Information is “non-public” until it has been effectively communicated to the market and the market has had time to “absorb” the information. For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

c)	Insider Trading. While the law concerning “insider trading” is not static, it generally prohibits: (1) trading by an insider while in possession of material, non-public information; (2) trading by non-insiders while in possession of material, non-public information, where the information was either disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; and (3) communicating material, non-public information to others.

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d)	Insiders. The concept of “insider” is broad, and includes all Associated Persons of a company. In addition, any person may be a temporary insider if she/he enters into a special, confidential relationship with a company in the conduct of a company’s affairs and as a result has access to information solely for the company’s purposes. Any person associated with the Adviser may become a temporary insider for a company it advises or for which it performs other services. Temporary insiders may also include the following: a company’s attorneys, accountants, consultants, bank lending officers and the Associated Persons of such organizations.

e)	Penalties for Insider Trading. The legal consequences for trading on or communicating material, non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he/she does not personally benefit from the violation. Penalties may include:

(i)	civil injunctions

(ii)	jail sentences

(iii)	revocation of applicable securities-related registrations and licenses

(iv)	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

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(v)	Fines for the Associated Person or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, the Company’s management will impose serious sanctions on any person who violates the Insider Trading Policies. These sanctions may include suspension or dismissal of the persons involved.

K.	Sanctions

All disciplinary responses to violations of the Code shall be administered by the Chief Compliance Officer, subject to approval by the President of the Company. Determinations regarding appropriate disciplinary responses will be administered on a case-by-case basis.

L.	Certification

Upon the Company’s adoption of this Code and annually thereafter, all Associated Persons are required to certify in writing his or her understanding and continuing acceptance of, as well as agreement to abide by, the guidelines and polices set forth herein. Additionally, any change or modification to the Code will be distributed to all Associated Persons and they will be required to certify in writing their receipt, understanding and acceptance of the change(s).

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Access Persons And Employees

As of December 29, 2018

NAME	TITLE	ACCESS PERSON

Gregory Hahn	President, COO	Yes
Marco Carvajal	Research Analyst	Yes
Adam Coons	Trader/Portfolio Manager	Yes
Lance Bertsch	Research Analyst	Yes
Liz Urbanowski	Bookkeeper	No
John Sides	Development Analyst	Yes
Freddy Lavric	Research Analyst	Yes
Charles Kovarik	Investment Analyst	Yes
Chai Grindean	Development Analyst (Intern)	No
Kelsey Gausman	Marketing Analyst	Yes
John Spensley	Director of Sanctuary Investment Group	Yes
Kevin Chase	Chief Compliance Officer	Yes
Tyler Williams	Investment Analyst (Intern)	No
Jack Weaver	Investment Analyst (Intern)	No

Definition of an Access Person from the WCM Code of Ethics

An Access Person is a Supervised Person who has access to nonpublic information regarding any client’s purchase or sale of securities, is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic. All of the Company’s directors, officers, and partners are presumed to be Access Persons.

Additional Access Persons at Schwab

The following individuals have User IDs at Schwab that were setup by WCM. The User IDs give them access to read and download data for master accounts that only include accounts for which they are an authorized agent. The authorized agent designation is granted by the client in the account opening process.

NAME	COMPANY & TITLE	MASTER ACCOUNT	ACCESS PERSON

Jamie Ulrey	National Bank of Indianapolis, Assistant Vice President and Trust Officer	0813-3048	Yes

Gregory J. Hahn, CFA	Title	Date

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Agreement to Abide by Code Of Ethics

This agreement is entered into by and between Winthrop Capital Management, LLC (the “Company”) and the Associated Person whose name and signature is represented below (the “Employee”).

By signing this agreement, I__________________________________ acknowledges that:

1.	I have received a copy of the Company’s Code of Ethics;

2.	I have read and understands the information contained in the Code of Ethics; and,

3.	I will abide by the Code of Ethics and any subsequent amendments thereto.

I further certify that I have disclosed all legal and disciplinary events for which I am, or have been, personally involved, including information regarding any actions or fines by any Self-Regulatory Organization.

To comply with the personal securities transactions reporting policy and the Company’s Code of Ethics, I further certify that I have directed each broker with whom I have an account to send to Winthrop Capital Management’s designated CCO duplicate copies of all periodic statements relating to my account(s) and have complied with the reporting requirements of the policy and Code of Ethics.

Signature	Date

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Exhibit “A”

Initial Personal Securities Holdings Report

To:	Chief Compliance Officer, Winthrop Capital Management, LLC

From:
(Access Person – Please Print)

NOTE: IN LIEU OF THE REPORTING FORM, DUPLICATE COPIES OF BROKERAGE STATEMENTS MAY BE SUBMITTED PROVIDED THE STATEMENTS INCLUDE THE INFORMATION REQUIRED BELOW

Re:         Initial Personal Securities Holdings Report pursuant to Rule 204-2(a)(13) of the Investment Advisers Act, as amended:

As of, _____ 200__              , I hold the following securities:

Security Title*	Type of Security	Ticker/CUSIP	# Shares	Principal Amount	Name of Broker Dealer

*Include interest rate and maturity date if applicable

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☐           As of_____, 201_, I do not have any direct or indirect Beneficial Ownership in any securities. However, I agree to promptly notify the designated Chief Compliance Officer, if any such account is opened, so long as I am associated with Winthrop Capital Mangement, LLC.

☐           The following broker/dealer bank or other custodian hold accounts which are invested in non-covered securities in which I have Beneficial Ownership.

Use additional sheet(s) if necessary

Signed:	Date:

Report reviewed by:	Date:

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Exhibit “B”

Quarterly Report of Personal Securities Transactions

To:	Chief Compliance Officer, Winthrop Capital Management, LLC

From:
(Access Person – Please Print)

NOTE: IN LIEU OF THE REPORTING FORM, DUPLICATE COPIES OF BROKERAGE STATEMENTS MAY BE SUBMITTED PROVIDED THE STATEMENTS INCLUDE THE INFORMATION REQUIRED BELOW

Re:         Quarterly Report of Personal Securities Transactions pursuant to Rule 204-2(a)(13) of the Investment Advisers Act, as amended:

During the quarter ending______, I have purchased, sold, or have otherwise obtained Beneficial Ownership in the following securities:

Date	Nature of the Transaction	Security Title*	Ticker/CUSIP	# Shares	Price	Principal Amount	Name of Broker Dealer

*Include interest rate and maturity date if applicable

[Use additional sheet(s) if necessary]

☐	During the above period, I have not purchased or sold any Covered Securities in my personal brokerage account or in any account in which I have a direct or indirect Beneficial Ownership.

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Compliance Policies and Procedures Manual

☐	During the above period, no Covered Accounts in which I have a Beneficial Ownership have been opened, which I have not disclosed to Winthrop Capital Management, LLC

☐	I do not currently have a personal securities brokerage account and/or I do not have Beneficial Ownership in any Covered Account. However, I agree to promptly notify Winthrop Capital Management, LLC if any such account is opened, so long as I am associated with Winthrop Capital Management, LLC

Signed:	Date:

Report reviewed by:	Date:

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Compliance Policies and Procedures Manual

Exhibit “C”

Annual Personal Securities Holdings Report

To:	Chief Compliance Officer, Winthrop Capital Management, LLC
From:
(Access Person – Please Print)

Re:         Annual Personal Securities Holdings Report pursuant to Rule 204-2(a)(13) of the Investment Advisers Act, as amended:

☐          As of ______, 201 __, I have already disclosed securities accounts in which I have Beneficial Ownership to Winthrop Capital Management, LLC and any new account information is attached to this report.

☐          As of ______, 201 __, I do not have any direct or indirect Beneficial Ownership in any Covered Account. However, I agree to promptly notify Winthrop Capital Management, LLC, if any such accounts are opened, so long as I am associated with W.

☐          The following broker/dealer bank or other custodian hold accounts which are invested in non-covered securities in which I have Beneficial Ownership.

Use additional sheet(s) if necessary

Signed:	Date:

Report reviewed by:	Date:

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Compliance Policies and Procedures Manual

Exhibit “D”

Personal Securities Trading Request Form

Name:

Details of Proposed Transaction

Circle One	Purchase / Sale

Date of Transaction

Indicate Name of Issuer and Symbol

Type of Security (e.g., Note, Common Stock, Preferred Stock)

Quantity of Shares or Units

Price Per Share /Units

Approximate Dollar Amount

Account for Which Transaction will be Made

Name of Broker

Date of Request:

You ☐ may / ☐ may not execute the proposed transaction described above.

Authorized Signature

Date of Response:

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Compliance Policies and Procedures Manual

Annual Certification of Compliance

with the Personal Securities Transactions, Disclosure Requirements and Code of Ethics for

Winthrop Capital Management, LLC

In accordance with the policies and procedures regarding Personal Securities Transactions and the Code of Ethics for Winthrop Capital Management, LLC, I certify that during the year ended as of December 31, 2015

1.	I have fully disclosed all Covered Securities holdings in which I have Beneficial Ownership.

2.	I have obtained pre-clearance for all Covered Securities transactions in which I have Beneficial Ownership, except for transactions exempt from pre-clearance, or for which I have received a written exception from the Chief Compliance Officer.

3.	I have reported all Covered Securities transactions in which I have Beneficial Ownership, except for transactions exempt from reporting, or for which I have received a written exception from the Chief Compliance Officer.

4.	I have complied with the Code of Ethics in all other respects.

Print Name

Signature

Dated:

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